ZULU ENERGY CORP.

1066 West Hastings Street, Suite 2610

Vancouver, BC v6e 3x2

December 19, 2007

LMA Hughes LLLP

c/o Nerine Trust Company

PO Box 434,

Nerine House,

St George's Place

St. Peter Port

Guernsey, GY1 3ZG

Channel Islands

Attn:    Phil Lockett, Esq., Executive Director

Re:

Tax Indemnification

Zulu Energy Corp., for itself and its subsidiaries (including, but not limited to Nyati Mauritius Limited) agrees to indemnify and hold harmless LMA Hughes LLLP, and all of its partners (each, an "Indemnified Party") from and against (i) any U.S. federal and state income tax liability (including interest and penalties) resulting from a breach of Section 6.11 of the Stock Exchange Agreement and Plan of Reorganization (the "Tax Indemnity Payment"); and (ii) any increase in the Indemnified Party's U.S. federal and state income tax liability resulting from Zulu's payment of the Tax Indemnity Payment to the Indemnified Party determined by dividing the Tax Indemnity Payment by the difference between (a) one and (b) the Indemnified Party’s combined effective federal and state income tax rate (expressed as a decimal) for the taxable year of the payment.  The indemnity obligations of Zulu Energy Corp. pursuant to this Agreement shall expire with the applicable statute of limitations for the tax return year reflecting the transactions contemplated by the Stock Exchange Agreement and Plan of Reorganization.

Sincerely,

 /s/ Paul Stroud

Paul Stroud, Chief Executive Officer

Accepted and Agreed as of

December 19, 2007:

LMA Hughes LLLP

     /s/ Brian Hughes

By:  Brian Hughes

Its:  Partner